Exhibit 10.2
DOLLAR TREE, INC.
NONSTATUTORY STOCK OPTION AGREEMENT
THIS NONSTATUTORY STOCK OPTION AGREEMENT (the “Agreement”), is effective as of March 19, 2022 (the “Date of Grant”), by and between Dollar Tree, Inc., a Virginia corporation (the “Company”), and Richard W. Dreiling (the “Grantee”).
W I T N E S S E T H:
The Option is intended to constitute an “employment inducement grant” within the meaning of Rule 5635(c)(4) of the NASDAQ Listing Rules. Subject to the terms and conditions set forth in this Agreement and the Executive Agreement between the Company and the Grantee, effective as of March 19, 2022 (as may be amended from time to time, the “Executive Agreement”), the Option will be subject to terms of the Dollar Tree, Inc. 2021 Omnibus Incentive Plan (as may be amended from time to time, the “Plan”) as if the Option had been granted under the Plan, excluding for the avoidance of doubt Section 4.3 (Limitations) and Section 4.5 (Minimum Vesting Provisions). Capitalized terms used in this Agreement and not otherwise defined herein have the meanings set forth in the Plan.
1.    AWARD AND EXERCISE PRICE. The Company hereby grants the Grantee an Option to purchase 2,252,587 shares of Stock (such shares of Stock, the “Covered Shares”) at an exercise price of $157.17 per Covered Share (the “Exercise Price”), subject to the terms, conditions and restrictions as set forth in the Plan, this Agreement and the Executive Agreement. The Option is not an Incentive Stock Option.
2.    EXERCISABILITY. The Option shall vest and become exercisable in substantially equal installments on each of the first five anniversaries of the Date of Grant, subject to the Grantee’s continued employment with the Company through each vesting date. The Option is subject to accelerated vesting and exercisability in the event of the termination of the Grantee’s employment with the Company under the circumstances, and subject to the conditions, set forth in Section 6 of the Executive Agreement.
3.    EXPIRATION. The Option shall not be exercisable after the Company’s close of business on the last business day that occurs prior to the Expiration Date. The “Expiration Date” shall be the earliest to occur of:
(a)    the ten-year anniversary of the Date of Grant; or
(b)    in the event of the termination of Grantee’s employment with the Company, such earlier date set forth in Section 6 of the Executive Agreement in connection with such termination of Grantee’s employment.
4.    METHOD OF OPTION EXERCISE.
4.1    Notice of Exercise. Subject to the terms of this Agreement and the Plan, the Option may be exercised in whole or in part by filing a written notice with the Secretary of the Company in a form and by a method acceptable to the Committee at its corporate headquarters prior to the Company’s close of business on the last business day that occurs prior to the Expiration Date. Such notice shall specify the number of Covered Shares which the Grantee elects to purchase and the elected method of payment of the Exercise Price in accordance with Section 4.2 if applicable, and shall be accompanied by payment of the Exercise Price for such shares of Stock indicated by the Grantee’s election if applicable.

4.2    Payment of Exercise Price. Payment of the Exercise Price shall be made by deducting from the shares of Stock issuable to the Grantee upon the exercise a number of whole shares of Stock having a Fair Market Value, as determined by the Company, equal to the Exercise Price, unless the Grantee elects, in the notice of exercise provided in accordance with Section 4.1 to pay the Exercise Price by cash or by check payable to the Company. Except as otherwise provided by the Committee before the Option is exercised, the Grantee alternatively may elect, in the notice of exercise provided in accordance with Section 4.1 to pay the Exercise Price: (i) by delivery or attestation of shares of Stock that have been owned by the Grantee and are otherwise acceptable to the Committee having an aggregate Fair Market Value (valued as of the date of exercise) that is equal to the amount of cash that would otherwise be required; (ii) by authorizing a securities brokerage firm with which the Company has established and maintains a cashless exercise program to sell shares of Stock (or a sufficient portion of the shares) acquired upon exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire Exercise Price; or (iii) by such other method as is permitted under the Plan and approved by the Committee.
4.3    Compliance with Law. The Option shall not be exercisable if and to the extent the Company determines that such exercise would violate applicable state or federal securities laws or the rules and regulations of any securities exchange on which the Stock is traded. If the Company makes such a determination, it shall use all reasonable efforts to obtain compliance with such laws, rules and regulations. In making any determination hereunder, the Company may rely on the opinion of counsel for the Company.
5.    WITHHOLDING. All deliveries and distributions under this Agreement are subject to withholding of all applicable taxes, to the extent such withholding is required by law. The Company shall deduct from the shares of Stock issuable to the Grantee upon the exercise a number of whole shares of Stock having a Fair Market Value, as determined by the Company, equal to the tax withholding obligations of the Member Companies. Upon the exercise, all tax withholding shall be satisfied by deduction of shares of Stock otherwise issuable to Grantee. The Fair Market Value of any shares of Stock withheld shall not exceed the amount determined by the minimum statutory withholding rates for each applicable tax jurisdiction.
6.    TRANSFERABILITY.
6.1    General. Except as otherwise provided in Section 6, during the lifetime of the Grantee, an Option shall be exercisable only by the Grantee or the Grantee’s guardian or legal representative. Transfers at death are governed by Section 7 below.
6.2    Limited Transferability. To the extent permitted by the Committee, in its discretion, the Option shall be assignable or transferable by gift or domestic relations order to a Participant’s “family members” as permitted in the General Instructions to Form S-8 under the Securities Act, subject to such limits as the Committee may establish, and the transferee shall remain subject to all the terms and conditions applicable to the Option prior to such transfer. The foregoing right to transfer the Option shall apply to the right to consent to amendments to this Agreement and, in the discretion of the Committee, shall also apply to the right to transfer ancillary rights associated with the Option. For the avoidance of doubt, a transfer for value of the Option is prohibited.

7.    BINDING EFFECT; HEIRS AND SUCCESSORS.
7.1    General. The terms and conditions of this Agreement shall be effective upon delivery to the Grantee, with or without execution by the Grantee.
7.2    Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business.
7.3    Designated Beneficiary. If any rights exercisable by the Grantee or shares of Stock that may be issued to the Grantee under this Agreement have not been exercised or issued, respectively, at the time of the Grantee’s death, such rights shall be exercisable by the Designated Beneficiary, and such shares of Stock shall be deliverable to the Designated Beneficiary, in accordance with the provisions of this Agreement and the Plan. The “Designated Beneficiary” shall be the beneficiary or beneficiaries designated by the Grantee in a writing filed with the Company in such form and at such time as the Company shall require. If a deceased Participant fails to designate a beneficiary, or if the Designated Beneficiary does not survive the Grantee, any rights that would have been exercisable by the Grantee and any benefits distributable to the Grantee shall be exercised by or distributed to the legal representative of the estate of the Grantee. If a deceased Participant designates a beneficiary and the Designated Beneficiary survives the Grantee but dies before the Designated Beneficiary’s exercise of all rights under this Agreement or before the complete distribution of benefits to the Designated Beneficiary under this Agreement, then any rights that would have been exercisable by the Designated Beneficiary shall be exercised by the legal representative of the estate of the Designated Beneficiary, and any benefits distributable to the Designated Beneficiary shall be distributed to the legal representative of the estate of the Designated Beneficiary.
8.    ENTIRE AGREEMENT; ENFORCEMENT OF RIGHTS.
8.1    Entire Agreement. The Plan is hereby incorporated by reference in this Agreement. This Agreement (including the Plan and the applicable provisions of the Executive Agreement referenced herein) sets forth the entire agreement and understanding of the parties relating to the subject matter herein. In the event of a conflict between this Agreement and the Plan, the terms of the Plan control. A copy of the Plan may be obtained from the Chief Human Resources Officer of the Company (or such other party as the Company may designate). This Agreement is subject to all interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan.

8.2    Enforcement of Rights. The failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of any rights of such party. Any action or proceeding to enforce this Agreement shall be brought in accordance with the requirements of any arbitration agreement between the parties, except that the Company may seek temporary or permanent injunctive relief or other forms of immediate relief related to a breach of any of the covenants in this Agreement in the state or federal courts located in Wilmington, Delaware or Norfolk, Virginia.
9.    NO IMPLIED RIGHTS.
9.1    Service. The Option will not confer on the Grantee any right with respect to continuance of service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate or modify the terms of such Participant’s service at any time.
9.2    Shareholder Rights. The Grantee shall not have any rights of a shareholder with respect to the Covered Shares until a stock certificate has been duly issued following exercise of the Option as provided herein.
10.    NOTICES. Except to the extent otherwise provided in Section 4.1, any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient when delivered personally or sent by fax, or twenty-four (24) hours after being delivered to a reliable overnight courier service for overnight delivery (with delivery costs prepaid), or forty-eight (48) hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, as follows: (a) if to the Grantee, at the address on file with the Company and (2) if to the Company, to the Chief Legal Officer, Dollar Tree, Inc., 500 Volvo Parkway, Chesapeake, VA 23320, in each case as subsequently modified by written notice.
11.    FRACTIONAL SHARES. In lieu of issuing a fraction of a share upon any exercise of the Option, resulting from an adjustment of the Option pursuant to Section 4.4 of the Plan or otherwise, the Company will be entitled to pay to the Grantee the Fair Market Value of such fractional share.
12.    AMENDMENT. This Agreement may be amended by written agreement of the Grantee and the Company, without the consent of any other person.
13.    GOVERNING LAW; JURISDICTION AND VENUE. This Agreement, for all purposes, shall be construed in accordance with the laws of the State of Delaware, without regard to conflicts-of-law principles. Any action or proceeding by either of the Parties to enforce this Agreement shall be brought in accordance with the requirements of the Mutual Agreement to Arbitrate Claims between Grantee and the Company, or any other arbitration agreement between such parties, except as provided in Section 8.2 above.
[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement this March 19, 2022.

DOLLAR TREE, INC. and its subsidiaries

By:	/s/ Edward J. Kelly, III
	Name:	Edward J. Kelly, III
	Title:	Lead Independent Director

GRANTEE

/s/ Richard W. Dreiling
Name:	Richard W. Dreiling

[Signature Page to Option Award Agreement]